SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Pacific Basin Equity Portfolio

Address of Principal Business Office:  Butterfield House
                                       4th Floor, Fort Street
                                       P.O. Box 2330
                                       George Town, Grand Cayman
                                       Cayman Islands BWI

Telephone Number:  (345) 949-4719

Name and address of agent for service of process:

         Philip W. Coolidge
         Chief Executive Officer
         Signature Financial Group, Inc.
         21 Milk Street
         Boston, MA  02109

Check Appropriate Box:
         Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:  YES [X]   NO [ ]

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its
behalf in                      on the 29th day of October, 1999.

                                    PACIFIC BASIN EQUITY PORTFOLIO



                                    By /S/PHILIP W. COOLIDGE
                                       Philip W. Coolidge
                                       Chief Executive Officer

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